Exhibit 10.12

July 15, 2013

Bill Waltz

Re: Revised Offer of Employment

Dear Bill:

Atkore International is pleased to offer you the position of President, PVC Atkore International based out of your home office in Oconomowoc, WI. You report directly to me.

We believe your experience and talent will enhance our business and provide us with support in an area of strategic importance. This offer will be effective July 8, 2013 and it nullifies the consulting agreement previously entered into as of that date.

Our formal employment offer consists of the following.

Compensation

You will receive a starting bi-weekly salary of $13,461.54, which is equivalent to $350,000 annually. Your compensation and job performance will be reviewed on a periodic basis and may be adjusted based on your performance and the overall performance of the Company.

Annual Incentive Plan (MP)

You will be eligible to participate in Atkore’s Annual Incentive Plan (A0P) with a target bonus equal to 50% of your base salary. This bonus plan has a maximum bonus payout equal to 100% of your base salary. Payment of this bonus is subject to the satisfactory achievement of individual, business, and corporate objectives established by the Company and will be prorated based on time worked in FY2013.

Signing Bonus

Atkore will pay to you a signing bonus of $100,000 less appropriate tax withholdings to compensate you for your reduction in base salary from your previous position. By acceptance of this agreement, you agree that should you voluntarily resign your employment within two (2) years of your start date, you will repay the Company the entire signing bonus.

Long Term Incentive Plan (LTIP)

You will be eligible to participate in Atkore’s Long Term Incentive Plan (LTIP) The LTIP plan is generally consistent with a typical stock option program, the details of which are specifically outlined in and controlled by the plan document. That plan document is subject to Board approved modifications from time to time.

The Atkore LTIP does have some unique characteristics some of which include requiring you to purchase shares in Atkore and in turn providing you matching stock options The plan also includes a one-time stock option grant.

You will be asked to purchase a minimum of $100,000 and a maximum of $200,000 worth of shares which are expected to be valued at $10 per share. You will be awarded matching stock options equal to three times the number of shares you purchase.

Also, within 30 days of starting your employment with the Company, you will also receive a one-time stock option grant consisting of 100,000 stock options again with an expected strike price of $10 per option.

Other pertinent aspects of the LTIP include:

•	The stock option grant vests 20% per year over 5 years;

•	The strike price is based on the current value per share which is determined periodically by the Board of Directors based on external valuation factors;

•	The value of each stock option is the ultimate selling price less the strike price;

•	These stock options are generally only exercisable upon a liquidity event which generally can be described as an initial public offering (IPO) or other change of control.

Severance

You will be provided a severance agreement providing for 1 year of base pay in the event that you are involuntarily separated from employment. This agreement will be a separate document and will be consistent with the severance agreements applicable to the CFO and the V.P. Global Human Resources. This agreement will be executed as soon as practical.

Medical and Dental

You will be eligible to participate in the Company’s medical and/or dental plan, on a contributory basis, after completion of 30 days of service. All benefit programs are reviewed annually and changes in plan design and/or employee contributions may be made at the discretion of the Company. Your contribution schedule, should you choose to participate in these plans, is included in the new hire packet being sent to your home. Upon commencement of your employment, you will receive more information on your initial benefits enrollment. In addition to the medical and dental plans outlined above, you are also eligible for reimbursement of your medical and dental costs through COBRA under your current employers’ plans during your first 30 days of employment.

Atkore Retirement Savings and Investment 401(K) Plan

You will be eligible to participate in the Atkore Retirement Savings and Investment Plan effective the first pay period after your date of hire. This plan provides for retirement savings through pre-tax payroll contributions and a 50% company match is contributed on your first 6% of employee contributions. There is an automatic enrollment of 2% that you can change at any time.

Reporting Relationship

You will report directly to John Williamson, President & CEO of Atkore International.

Holidays

You will observe the holiday schedule in effect for Atkore employees located at the Harvey facility. A copy of the 2013 holiday schedule is included in your offer packet.

Vacation

You will receive four (4) weeks of paid vacation per year effective with your start date. Vacation time is accrued on a monthly basis in accordance with the Vacation Policy included in your offer packet.

Other Benefit Programs

Please refer to the Benefits Overview also enclosed in the new hire packet for additional 2013 benefits for which you are eligible.

Consistent with our commitment to a drug/alcohol-free workplace, this offer is contingent upon the successful completion of a background check, physical exam and drug screen. Angie Atfaro will contact you to arrange for your physical exam and drug screening. You can contact me (708) 225-2055, if you have any questions.

Also enclosed in the new hire packet is a copy of the Guide to Ethical Conduct. Please read the guide carefully. As a condition of accepting our offer, you must sign the signature sheet at the end of the guide indicating that you have read, understood and agree to comply with the ethical standards required of all employees.

Please understand that this letter is a confirmation of an offer of employment and does not constitute an employment contract of any kind. Your employment with the Company is “at-will” and either you or the Company may terminate the employment relationship at any time for any lawful reason.

Please provide your decision by signing and returning a signed copy of the offer letter to Kevin Fitzpatrick at the Atkore International address above or email a signed copy to kfitzpatrick@atkore.com.

I look forward to your favorable response and you joining the Atkore Team.

Sincerely,

John P. Williamson

President and CEO,

Atkore International

Please sign below indicating your acceptance of this offer.

/s/ Bill Waltz	7/17/13
Bill Waltz	Date

Employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be settled exclusively through arbitration. This document sets forth the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.

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